Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Calvin Boyd
Pulte Homes, Inc.
Vice President
(248) 433-4527
calvin.boyd@pulte.com

PULTE HOMES DECLARES REGULAR QUARTERLY DIVIDEND, ANNOUNCES

DISCONTINUATION OF FUTURE DIVIDENDS

BLOOMFIELD HILLS, Mich., Nov. 24, 2008 — Pulte Homes, Inc. (NYSE:PHM) announced today that its Board of Directors declared a regular quarterly dividend of $.04 per share on the Company’s common stock payable January 2, 2009, to shareholders of record at the close of business on December 22, 2008.

Due to an ongoing decline in economic conditions, the Board has discontinued the regular quarterly dividend on the Company’s common stock beginning with the first quarter of 2009. This action is in line with the Company’s objective of conserving cash as it continues to navigate through a very difficult business environment.

About Pulte Homes

Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America’s largest home building companies with operations in 50 markets and 27 states. During its 58-year history, the company has delivered more than 500,000 new homes. Since 2000, Pulte Homes operations have earned more top-three finishes than any other homebuilder in the annual J.D. Power and Associates® New Home-Builder Customer Satisfaction Studysm. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and older. Its DiVosta Homes brand is renowned in Florida for its Built Solid™ building system and distinctive master-planned communities. Pulte Mortgage LLC is a nationwide lender offering Pulte customers a wide variety of loan products and superior service.

Websites: www.pulte.com; www.delwebb.com; www.divosta.com

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